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                                                                    EXHIBIT 23.2



                        INDEPENDENT AUDITOR'S CONSENT



The Board of Directors and Stockholders
TSX Corporation:

We Consent to the incorporation by reference in the accompanying registration statement on Form S-3 of TSX Corporation of our reoprt dated June 17, 1996, relating to the consolidated balance sheets of TSX Corporation and subsidiary as of April 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the years in the three-year period ended April 30, 1996 and the related schedule, which report appears in the April 30, 1996 Annual Report on Form 10-K of TSX Corporation and subsidiary and to the reference to our firm under the heading "Experts" in the prospectus.




                                                KPMG PEAT MARWICK LLP


El Paso, Texas
September 30, 1996